Exhibit 99.1

Natural Resource Partners L.P.
601 Jefferson St., Suite 3600, Houston, TX 77002

NEWS RELEASE
Natural Resource Partners L.P.
Completes Private Placement of Senior Notes
and Amendment and Extension of Revolving Credit Facility
HOUSTON, March 29, 2007 – Natural Resource Partners L.P. (NYSE:NRP and NYSE:NSP) today announced that its wholly owned operating subsidiary NRP (Operating) LLC has completed a private placement of $225 million of senior unsecured notes and has completed an amendment and extension of its $300 million revolving credit facility. Proceeds from the senior notes were used to reduce borrowings outstanding on the revolving credit facility.
The senior notes issued bear interest at 5.82% with an average life of approximately 10 years. The notes have semi-annual interest payments, and principal is payable in 15 equal annual installments commencing on March 28, 2010 and maturing on March 28, 2024.
The revolving credit facility amendment includes improved pricing terms and extends the term of the facility by two years to 2012 with separate options to request one year extensions past that date. The amendment also includes an option to increase the borrowing capacity under the credit facility up to a maximum of $450 million under the same terms.
“We are pleased with the very successful private placement of the senior notes at an attractive fixed interest rate,” said Dwight L. Dunlap, Chief Financial Officer. “The amended credit facility with its improved pricing as well as improved terms reflects our strong financial performance and balance sheet as well as our growing and diversifying asset base.”
BB& T Capital Markets and SPP Capital Partners, LLC served as the Placement Agents on the private placement of the senior notes. Citibank, N.A. is the Administrative Agent for the credit facility with Wachovia Bank, National Association as the Syndication Agent. Citigroup Global Markets, Inc. and Wachovia Capital Markets, LLC, acted as Joint Lead Arrangers and Joint Bookrunners.
Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing coal properties, and coal handling and transportation infrastructure in the three major coal producing regions of the United States:

NRP Completes Debt Private Placement and Amends Credit Facility	Page 2 of 2
Appalachia, the Illinois Basin and the Powder River Basin. In addition, the partnership also manages aggregate reserves, oil and gas properties and timber assets across the United States.
For additional information, please contact Kathy Hager at 713-751-7555 or khager@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.

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